EXHIBIT 10.5

TRANSITION SERVICES AGREEMENT
between
NEW P, INC.
and
HUNTINGTON INGALLS INDUSTRIES, INC.
Dated as of [__________]

i

TABLE OF CONTENTS
(Continued)
Schedule A Statement of Work

ii

TRANSITION SERVICES AGREEMENT
     TRANSITION SERVICES AGREEMENT, dated as of [__________] (this “Transition Services Agreement”), between New P, Inc., a Delaware corporation (“New NGC”), and Huntington Ingalls Industries, Inc., a Delaware corporation (“HII”).
RECITALS
     A. New NGC, HII, and Northrop Grumman Corporation, a Delaware corporation (“NGC”), together with certain Subsidiaries of NGC, have entered into the Separation and Distribution agreement (the “Separation Agreement”), dated as of the date hereof.
     B. Pursuant to the Separation Agreement, the business of NGC will be separated into two publicly traded companies: (a) HII, which following the Separation will own and conduct, directly and indirectly, the Shipbuilding Business (as defined in the Separation Agreement), and (b) New NGC, which following the Separation will own and conduct, directly and indirectly, the Retained Business (as defined in the Separation Agreement).
     C. HII desires to purchase certain services from New NGC during a transition period, for the benefit of HII’s operation of the Shipbuilding Business.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Authorized Users	12
HII	2
New NGC	2
New NGC Indemnitees	10
New NGC’s Banner	12
New NGC’s Network	11
NGC	1
Program Manager	6
Separation Agreement	1
Service	2
Service Charge	6

Definition	Page
Services	2
Services IP	11
Term	8
Third-Party Products and Services	3
Third-Party Providers	3
Transition Services Agreement	1
     Section 1.2 Certain Defined Terms. For purposes of this Transition Services Agreement:
          “HII” has the meaning set forth in the preamble, and shall include its Subsidiaries and successor(s).
          “New NGC” has the meaning set forth in the preamble or, unless context otherwise requires, any of New NGC’s Subsidiaries when that Subsidiary performs the Services listed and described on Schedule A.
          “Service” or “Services” means those services described on Schedule A or otherwise provided by New NGC pursuant to Article II.
     Section 1.3 Other Capitalized Terms. Capitalized terms not defined in this Transition Services Agreement shall have the meanings ascribed to them in the Separation Agreement.
ARTICLE II
SERVICES
     Section 2.1 Provision of Services.
          (a) New NGC shall provide or cause one of its Subsidiaries to provide to HII the services listed and as specified on Schedule A, attached hereto.
          (b) For each Service, the parties have set forth on Schedule A, the time period during which the Service will be provided (if different from the Term), a description of the Service and certain related obligations, a dollar amount commensurate with the Services provided and certain other terms applicable thereto.
     Section 2.2 Standard of Care; Means of Providing Services.
          (a) Subject to the limitations set forth in this Article II or unless otherwise agreed by the parties, the Services shall be performed by New NGC for HII’s operation of the Shipbuilding Business at a level of service that is substantially the same as the level of service in which such Services were generally performed prior to the Distribution and HII shall use such Services for substantially the same purposes and in substantially the same manner and level of service as HII had used such Services prior to the date hereof.

          (b) Subject to Section 2.2(a), New NGC shall, in its sole discretion, determine the means, manner and resources used to provide the Services in accordance with its reasonable business judgment. Without limiting the foregoing, New NGC may elect to modify or replace at any time (i) its policies and procedures, (ii) any Subsidiaries and/or third parties that provide any Services, (iii) the location from which any Service is provided or (iv) the intellectual property rights, information technology, products and services used to provide the Services.
     Section 2.3 Additional Services. Schedule A may be amended at any time by amendment of this Transition Services Agreement to add additional services.
     Section 2.4 Services Not Provided by New NGC. No services provided under this Transition Services Agreement shall be construed as accounting, legal or tax advice or shall create any fiduciary obligations on the part of New NGC or any of its Subsidiaries or Affiliates to any Person, including to HII or any of its Subsidiaries or Affiliates, or to any plan trustee or any customer of any of them.
     Section 2.5 Use of Services. New NGC shall be required to provide Services only to HII in connection with HII’s operation of the Shipbuilding Business. HII shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of business in the ordinary course by HII. This provision shall not, however, prevent recovery by HII of all or any costs of such Services under any contract to which the HII is a party.
     Section 2.6 Third-Party Providers. Each of HII and New NGC shall use commercially reasonable efforts (a) to obtain any required consents of the providers (“Third-Party Providers”) of any products or services to be used by New NGC in providing the Services (“Third-Party Products and Services”) and (b) where necessary, to obtain new licenses or similar agreements, to permit New NGC to use or receive the benefit of the Third-Party Products and Services during the term of this Transition Services Agreement to provide the Services; provided, however, that New NGC shall exclusively conduct all negotiations with Third-Party Providers in connection with (a) and (b), and that HII shall provide reasonable cooperation to New NGC in connection with such negotiations. Pursuant to Section 3.2, HII shall pay for any additional Third-Party Products and Services, including payments for any licenses, and any additional fees imposed by such Third-Party Providers, including any fees for services related to “knowledge transfer,” in each case reasonably necessary for New NGC to provide the Services. The parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents of the applicable Third-Party Providers. For the avoidance of doubt, the licenses and agreements referred to in this Transition Services Agreement refer only to those licenses and agreements necessary to permit New NGC to provide and for HII to receive Services under this Transition Services Agreement. New licenses and agreements necessary for HII to stand up or separately operate its business after completion of the Services are not provided for herein and are the sole responsibility of HII.
     Section 2.7 Non-Exclusivity. Subject to the provisions of Section 4.1(a)(i) governing the termination of Services, nothing in this Transition Services Agreement shall preclude HII from obtaining, in whole or in part, services of any nature that may be obtainable from New NGC, from its own employees or from providers other than New NGC.
     Section 2.8 Cooperation. HII shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist New NGC in the provision of Services to HII, including providing necessary information and specific written authorizations and consents, and New NGC shall be relieved of its obligations hereunder to the extent that HII fails to take any such action, or HII’s failure to conclude or maintain any such action renders performance or ongoing performance by New NGC of such obligations unlawful, impracticable or unreasonable, in New NGC’s sole determination. HII shall be liable to New NGC and its Subsidiaries and Affiliates for any Liabilities resulting from, arising out of or relating to HII’s failure to comply with the obligations set forth in this Section 2.8.
     Section 2.9 Limitation on Services. Unless expressly provided otherwise on Schedule A:
          (a) New NGC shall only be required to provide the Services to or for the benefit of the Shipbuilding Business as conducted immediately prior to the date of this Transition Services Agreement;
          (b) HII shall not use the Services other than in a manner directly related to the operation of the Shipbuilding Business as conducted immediately prior to the date of this Transition Services Agreement;
          (c) New NGC shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel or maintain the employment of any specific employee in order to provide the Services to HII;
          (d) New NGC shall not be required to provide Services hereunder that are greater in nature and scope than the comparable services provided by New NGC to HII prior to the Distribution; and
          (e) New NGC shall not be obligated to provide any Services to the extent inconsistent with applicable law or contract.
     Section 2.10 Personnel. In providing the Services, New NGC, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of New NGC or its Affiliates and (b) employ the services a Third-Party Provider to the extent the relevant Third-Party Products and Services are routinely utilized to provide similar services to other businesses of any member of the New NGC Group or are reasonably necessary for the efficient performance of any of such Services; provided that if New NGC obtains the services of a Third-Party Provider not routinely utilized to provide similar services to other business of New NGC, that HII consents prior to the use of such Third-Party Provider, which consent shall not be unreasonably withheld. New NGC will only employ the services of Third-Party Providers who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of HII’s proprietary and business sensitive information and that prohibit the Third-Party Provider from using such proprietary and business sensitive information for any purpose other than in connection with providing the Services.
     Section 2.11 Right to Determine Priority. If there is an unavoidable conflict between the immediate needs of New NGC and those of HII as to the use of or access to a particular Service to be provided by New NGC, New NGC shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between New NGC and HII. In any such situation, New NGC shall provide notice to HII of any such changes at the earliest practicable time.
     Section 2.12 Independent Contractor. New NGC shall act under this Transition Services Agreement solely as an independent contractor and not as an agent of HII.
     Section 2.13 Independence. Unless otherwise agreed in writing, all employees and representatives of New NGC who provide Services under this Transition Services Agreement shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of New NGC and not employees or representatives of HII. In performing the Services, such employees and representatives shall be under the direction, control and supervision of New NGC (and not HII) and New NGC shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
     Section 2.14 Temporary Shutdowns for Maintenance. New NGC shall have the right to shut down temporarily for maintenance purposes the operation of the information technology resources, networks, related infrastructure and facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided, however, that New NGC shall notify HII at least 20 days prior to any scheduled maintenance, to the extent reasonably practicable. In the event that it is not reasonably practicable to schedule the maintenance 20 days or more in advance, HII shall be notified that maintenance is required. New NGC shall give HII as much advance notice of any such shutdown as is reasonably practicable. When feasible, this notice shall be given in writing. When written notice is not feasible, oral notice shall be given and promptly confirmed in writing. New NGC shall be relieved of its obligations to provide Services during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt HII’s conduct of its business.
     Section 2.15 Access. HII shall make available on a timely basis to New NGC all information and materials reasonably requested by New NGC to enable it to provide the Services. HII shall give New NGC reasonable access, during regular business hours and at such other times as are reasonably required, to the business premises for the purposes of providing Services. HII shall fully inform New NGC of all of its applicable security and safety rules and regulations, and when accessing HII’s business premises, New NGC shall use reasonable efforts to comply with all of HII’s security and safety rules and regulations as described to New NGC.

     Section 2.16 Disclaimer of Warranty. Except as expressly set forth in this Transition Services Agreement, the Services and products to be purchased under this Transition Services Agreement are furnished as is, where is, with all faults and without warranty of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose. New NGC does not make any warranty that any service complies with any law, domestic or foreign.
     Section 2.17 Duty of Good Faith and Fair Dealing. The parties recognize that prior to the Distribution, New NGC was a provider of certain critical services necessary to the operations of the Shipbuilding Business. If the parties failed to list a service in Schedule A that is critical and essential to the Shipbuilding Business, then they agree to consider in good faith whether they can reasonably modify Schedule A to include such service.
     Section 2.18 Program Managers. Each of HII and New NGC shall appoint a program manager who will be responsible for managing the relationship between the parties (each a “Program Manager”). The Program Managers shall be the preferred and primary points of contact for the parties in relation to this Transition Services Agreement. The responsibilities for the Program Managers shall include, and the Program Managers shall have the authority to:
          (a) manage and resolve any disputes that arise under this Transition Services Agreement; and
          (b) disseminate information obtained in their role as Program Managers, as appropriate, throughout their respective organizations.
In the event that the Program Managers cannot resolve any dispute that arises under this Transition Services Agreement within 30 days, then the dispute resolutions procedures set forth in Article X of the Separation Agreement shall govern such dispute.
ARTICLE III
COMPENSATION
     Section 3.1 Service Charge. As consideration for the provision of the Services, HII shall, for each Service performed, pay New NGC the applicable dollar amount for such Service set forth in Schedule A (the “Service Charge”). In addition to the Service Charge for such Services, New NGC shall also be entitled to reimbursement from HII upon receipt of reasonable supporting documentation for all reasonable and necessary third-party and out-of-pocket expenses incurred in connection with New NGC’s provision of the Services that are not included as part of the Service Charge. In the event the Service is terminated, the Service Charge will be prorated for the number of days of Service received in the calendar month (based on a 30-day month) in which the Service is terminated.
     Section 3.2 Invoicing and Payments.
          (a) Invoices. Except as the parties shall otherwise agree, after the end of each month, New NGC shall submit an invoice to HII for the costs it incurred under this

Transition Services Agreement for that month. Each invoice shall include a line item level of detail for the previously agreed-upon Services for which there is a Service Charge, together with documentation supporting each of the invoiced amounts so that HII can make appropriate cost settlements to each business unit and cost center. HII shall pay all amounts due and payable under such invoice in accordance with Section 3.2(c).
          (b) Notice. All invoices shall be in writing and shall be delivered by first class mail, facsimile or e-mail to the attention of HII at the following address, or pursuant to such other instructions as may be designated in writing by HII:

Huntington Ingalls Industries, Inc. 4101 Washington Avenue Newport News, VA 23607
Attention:

Facsimile:

E-mail:

          (c) Payment. All payments described in this Section 3.2 shall be made by electronic funds transmission in U.S. Dollars to an account designated by New NGC or HII, as applicable, without any offset or deduction of any nature whatsoever, within 30 days of the date of receipt of any properly submitted invoice. Invoices unpaid as of such date shall accrue interest at a rate equal to the daily average one-month LIBOR plus one percent (1%); provided, however, that interest shall not accrue for a period of up to one-month on past-due unpaid invoices if the delay or failure to pay results from causes beyond HII’s reasonable control, including any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. If HII fails to pay any amount due hereunder when due, New NGC shall have the right, without any liability to HII, or anyone claiming by or through HII, to cease providing any or all of the Services provided by New NGC to HII unless HII cures such a failure to make payment within five days of New NGC’s providing written notice of its intention to cease providing services, which right may be exercised by New NGC in its sole and absolute discretion.
     Section 3.3 Taxes. All amounts invoiced by New NGC in connection with the Services shall include all taxes, duties, assessments and other charges that are imposed now or in the future by any Governmental Authority except that any applicable Virginia or Mississippi sales, value added or similar tax will be paid by HII directly to the appropriate state under direct payment permit No. 998008 (Virginia) and No. 57 (Mississippi).
     Section 3.4 Disputed Amounts. In the event HII disputes the accuracy of any invoice, HII shall pay the full invoice. If HII fails to pay any undisputed amount owed under this Transition Services Agreement, HII shall correct such failure promptly following notice of the failure and shall pay New NGC interest on the amount paid late at an interest rate equal to the daily average one-month LIBOR plus one percent (1%).

     Section 3.5 Company’s Employees. New NGC shall not be obligated to pay any amounts to HII or any of their employees in respect of payroll, benefits or similar obligations.
     Section 3.6 Third-Party Obligations. New NGC shall not be required to use its own funds for any third-party-provided service or payment obligation of HII.
     Section 3.7 Books and Records. New NGC shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services and shall produce records that verify the Services were performed and when such Services were performed, and shall make such books and records available to HII upon reasonable notice, during normal business hours.
ARTICLE IV
TERM AND TERMINATION
     Section 4.1 Term.
          (a) This Transition Services Agreement shall become effective on the Distribution Date and shall remain in effect until the expiration of the last time period for the performance of Services scheduled on Schedule A (which in no event shall be longer than 12 months, unless extended pursuant to Section 4.2, the “Term”) unless (i) earlier terminated with respect to a particular Service by HII in accordance with Section 4.1(b) or by New NGC in accordance with Section 4.1(c) or (ii) this Transition Services Agreement is earlier terminated pursuant to Section 4.3.
          (b) HII may cancel any Service upon 60 days’ written notice, subject to the requirement that, in addition to any other amounts due under this Transition Services Agreement, HII pays to New NGC the out-of-pocket costs reasonably incurred by New NGC to settle or terminate any agreements with Third-Party Providers who provide Services to HII, as well as the incremental internal costs, but excluding employee termination and severance costs, incurred by New NGC, as reasonably determined by New NGC, as a result of such cancellation, which out-of-pocket and internal costs shall be set forth in reasonable detail in a written invoice provided to HII.
          (c) New NGC may cease to provide any Service upon 60 days’ written notice to HII if New NGC permanently ceases to provide such service to New NGC’s subsidiaries, sectors, divisions and business units, provided that New NGC reasonably cooperates with HII in transitioning such Service to another supplier; provided, further, that New NGC shall not unilaterally cease Services that HII reasonably determines are necessary for the conduct of the Shipbuilding Business, and in that event, the parties shall agree upon a limited transition period and plan.
     Section 4.2 Extension of Term. The term of any Services may only be extended by amendment of this Transition Services Agreement.

     Section 4.3 Termination. This Transition Services Agreement shall terminate on the earliest to occur of:
          (a) the expiration of the Term;
          (b) the date on which the provision of all Services has terminated or been canceled pursuant to Section 4.1; or
          (c) the date on which this Transition Services Agreement is terminated pursuant to Section 4.4.
     Section 4.4 Breach of Transition Services Agreement. If either party shall breach of any of its significant obligations under this Transition Services Agreement, including any failure to make payments when due, and such party does not cure such default within 30 days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Transition Services Agreement, including the provision of the Services pursuant hereto, immediately by providing written notice of termination.
     Section 4.5 Sums Due. In the event of a termination of this Transition Services Agreement, New NGC shall be entitled to all outstanding amounts due from HII up to the date of termination.
     Section 4.6 Effect of Termination. Sections 3.2 through 3.7, Section 4.5, Article VI, Article VII, Article VIII and this Section 4.6 shall survive any termination of this Transition Services Agreement.
     Section 4.7 Return of Records. Upon the termination of a Service or Services with respect to which New NGC holds books, records or files, including current and archived copies of computer files, owned by HII and used by New NGC in connection with the provision of a Service to HII, New NGC will return all of such books, records or files as soon as reasonably practicable. HII shall bear New NGC’s costs and expenses associated with the return of such documents. At its expense, New NGC may make a copy of such books, records or files for its legal files.
ARTICLE V
FORCE MAJEURE
     Section 5.1 Event of Force Majeure. New NGC shall not be liable for any interruption of Service, delay or failure to perform under this Transition Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. In any such event, New NGC’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. New NGC will promptly notify HII either orally or in writing, upon learning of the occurrence of such event of force majeure.

     Section 5.2 Reasonable Efforts. Upon the cessation of the force majeure event, New NGC will use reasonable efforts to resume its performance with the least possible delay.
ARTICLE VI
LIABILITIES
     Section 6.1 Punitive and Consequential Damages. Except with respect to liabilities owed to third-parties not affiliated with either Group, neither party shall be liable to the other, whether in contract, in tort (including negligence and strict liability), or otherwise, for any punitive, indirect, incidental or consequential damages, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service or perform any other obligation hereunder, including loss of profits and business interruptions.
     Section 6.2 Limitation of Liability. In any event, the liability of New NGC with respect to this Transition Services Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any Service or product provided under or covered by this Transition Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the dollar amounts previously paid to New NGC by HII in respect of the Service to which such liability relates.
     Section 6.3 Obligation to Re-Perform. In the event of any breach of this Transition Services Agreement by New NGC with respect to any error or defect in the provision of any Service, New NGC shall, at HII’s request, correct such error or defect or re-perform such Services at the expense of New NGC.
     Section 6.4 Release and Indemnity. Except as specifically set forth in this Transition Services Agreement, HII hereby releases New NGC, its employees, agents, officers and directors (the “New NGC Indemnitees”) and agrees to indemnify and hold harmless the New NGC Indemnitees from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses arising from or relating to the provision or use of any Service or product provided hereunder to the extent not arising from the gross negligence or willful misconduct of New NGC.
ARTICLE VII
CONFIDENTIALITY; TITLE TO DATA; INFORMATION
SYSTEMS
     Section 7.1 Confidentiality. Each of the parties agrees that any business-sensitive and proprietary information of the other party marked or identified in writing as such and received in the course of performance under this Transition Services Agreement shall be kept strictly in confidence by the parties, except that either party may disclose such information for the purpose of providing or facilitating Services pursuant to this Transition Services Agreement to any subsidiary of either party or to third parties that provide such Services, provided, that any such third party shall have agreed to be bound by this Section 7.1. Upon the expiration or termination of this Transition Services Agreement, each party shall return to the other party all of such other party’s business-sensitive and proprietary information to the extent that such information has not been previously returned pursuant to Section 4.7. In lieu of returning such information, the receiving party may, with the disclosing party’s prior written approval, destroy such information and provide the disclosing party with a certificate of destruction, signed by an officer of the receiving party.
     Section 7.2 Title to Data.
          (a) HII acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware, software or hardware, and the licenses therefor that are owned by New NGC, by reason of New NGC’s provision of the Services provided hereunder.
          (b) New NGC agrees that all records, data, files, input materials and other information received or computed for the benefit of HII and which relate to the conduct of HII’s operations are the property of HII. Nothing in the previous sentence shall create any obligation on the part of New NGC to provide hardware or other equipment to HII for the conduct of HII’s operations.
     Section 7.3 Intellectual Property. The parties agree that each of New NGC and HII, as applicable, owns and shall retain sole ownership of its intellectual property, technology and data, including any intellectual property, technology or data (or improvements or modifications to any of the foregoing) created or developed by New NGC or HII, as applicable, in connection with the performance of Services hereunder (“Services IP”); provided, however, all data created pursuant to a Service and on behalf of HII as recipient of such Service shall be owned by HII. To the extent necessary to give effect to the foregoing, upon the request of New NGC or HII having created or developed Services IP, New NGC or HII, as applicable, shall promptly, and shall cause its employees, agents and contractors to promptly (a) disclose all information and provide copies of all documents relating to such Services IP to the developing party, (b) assign all right, title and interest in any such Services IP to the developing party (other than the business information created as the outcome of a Service delivered to HII, which shall be owned by HII) and (c) execute such documents and do such other acts as the developing party may reasonably request in relation to such Services IP. If the receipt or provision of the Services hereunder requires the use by New NGC or HII, as applicable, of the intellectual property, technology or data of New NGC or HII, as applicable, then New NGC or HII, as applicable, shall have the right to use such intellectual property, technology and data during the Term for the sole purpose of, and only to the extent necessary for, the receipt or provision of the Services hereunder, pursuant to the terms and conditions of this Transition Services Agreement. Except as provided under Section 7.2(b), the transfer of intellectual property shall be governed exclusively by the Separation Agreement and IP License Agreement.
     Section 7.4 Use of New NGC’s Information Systems.
          (a) HII acknowledges and agrees that use of New NGC’s computer network and Information Solutions Services (collectively, the “New NGC’s Network”) by

HII, its employees, contractors and anyone else that HII directly or indirectly authorizes to use New NGC’s Network (“Authorized Users”) shall be subject to compliance with New NGC’s Corporate Policy CP R1, “Computer Systems and Electronic Media,” and New NGC’s related corporate procedures, copies of which have been made available to HII. HII shall provide a copy of New NGC’s Corporate Policy CP R1 to all Authorized Users. New NGC shall use reasonable best efforts to provide HII with 20 days’ advance notice of any changes to Corporate Policy CP R1. This applies only to the New NGC network and does not apply to any networks that are firewalled off from the New NGC network.
          (b) HII further acknowledges and agrees that all Authorized Users will see, at the time of login to New NGC’s Network, a login banner that will state, in substantially similar form, that individual users have no expectation of privacy in any information passing through or stored on New NGC’s Network and that any communications or data that pass through or are stored on New NGC’s Network may be monitored, intercepted, searched, disclosed or used for any lawful purpose by New NGC or a third party (the “New NGC’s Banner”). HII shall require consent to the terms of New NGC’s Banner as a condition precedent for use of New NGC’s Network by Authorized Users.
          (c) HII also specifically agrees and consents to the specific terms of and activities set forth Section 7.4(b).
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Transition Services Agreement, to be taken or occur effective as of the Distribution, or otherwise in connection with the Distribution shall not be taken or occur except to the extent specifically agreed by the parties.
     Section 8.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.2 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article V (relating to Mutual Releases; Indemnification); Article VIII (relating to Further Assurances and Additional Covenants); Article IX (relating to Termination); Article X (relating to Dispute Resolution) and Article XI (relating to Miscellaneous). In the event of any conflict or inconsistency between any of the foregoing provisions of the Separation Agreement and any provision of this Transition Services Agreement, this Transition Services Agreement shall prevail with respect to matters governed by this Transition Services Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

NEW P, INC.
By:
Name:
Title:

HUNTINGTON INGALLS INDUSTRIES, INC.
By:
Name:
Title:

[Signature Page to Transition Services Agreement]